EXHIBIT 12.1

AMC ENTERTAINMENT INC. AND SUBSIDIARES
RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Pro Forma 13 Weeks Ended July 1, 2010	Pro Forma 52 Weeks Ended April 1, 2010	Actual 13 Weeks Ended July 1, 2010	Actual 52 Weeks Ended April 1, 2010	Actual 52 Weeks Ended April 2, 2009	Actual 53 Weeks Ended April 3, 2008	Actual 52 Weeks Ended March 29, 2007	Actual 52 Weeks Ended March 30, 2006
EARNINGS
Earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities	$9,326	$(9,911)	$18,345	$(21,776)	$(109,923)	$11,244	$(59,833)	$(83,575)
Add: Fixed charges (below)	74,412	291,987	72,598	279,012	284,622	303,346	357,743	239,398
Amortization of capitalized interest	345	1,522	345	1,522	1,623	1,493	2,395	1,253
Distributed income of equity investees	1,920	34,463	1,920	34,463	29,978	43,553	236,260	5
Less: Interest capitalized (below)	(11)	(14)	(11)	(14)	(415)	(1,114)	(1,760)	(2,239)

Earnings for ratio	85,992	318,047	93,197	293,207	205,885	358,522	534,805	154,842

FIXED CHARGES:
Interest on borrowings	33,019	126,458	33,019	126,458	115,757	131,157	188,809	114,030
Interest on capital and financing lease obligations	1,599	5,652	1,383	5,652	5,990	6,505	4,669	3,937
Interest-discontinued operations	—	—	—	—	7,881	11,927	13,394	4,119
Interest capitalized	11	14	11	14	415	1,114	1,760	2,239
Estimated interest portion of rental expense(1)	39,783	159,863	38,185	146,888	149,601	146,463	142,681	108,876
Estimated interest portion of rental expense(1)—discontinued operations	—	—	—	—	4,978	6,180	6,430	6,197

Fixed Charges	74,412	291,987	72,598	279,012	284,622	303,346	357,743	239,398

FIXED CHARGES IN EXCESS OF EARNINGS	$—	$—	$—	$—	$78,737	$—	$—	$84,556

RATIO OF EARNINGS TO FIXED CHARGES	1.2	1.1	1.3	1.1		1.2	1.5

The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and distributed income of equity investees. Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.

(1)
Used one-third of rent expense on operating leases.